Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, is dated as of December 16, 2020 (this “Amendment”), by and among Acamar Partners Acquisition Corp., a Delaware corporation (“Acquiror”), Acamar Partners Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Acquiror (“Merger Sub”), and CarLotz, Inc., a Delaware corporation (the “Company”).

WHEREAS, Acquiror, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of October 21, 2020 (the “Merger Agreement”);

WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement; and

WHEREAS, each of the Company, Merger Sub and Parent desire to amend the Merger Agreement as set forth in this Amendment and in accordance with Section 9.13 of the Merger Agreement.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. Amendments to the Merger Agreement. The Merger Agreement is hereby amended as follows:

1.1	The definition of “Earnout Acquiror Options” in Section 1.01 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Earnout Acquiror RSUs” means, with respect to each holder of Company Options (other than the Former Service Provider Options) issued and outstanding as of immediately prior to the Effective Time, the number of restricted stock units with respect to shares of Acquiror Common Stock set forth opposite the name of such holder of Company Options in the Spreadsheet under the heading “Earnout Acquiror RSUs” (subject to update, to the extent necessary, pursuant to Section 3.11), that will be issued in accordance with Section 3.04 and that are subject to vesting in accordance with Section 3.04(e). For the avoidance of doubt, each Earnout Acquiror RSU shall represent the right to receive, upon vesting and settlement of such Earnout Acquiror RSU, one share of Acquiror Common Stock. As set forth on the Spreadsheet, there would be an aggregate of 554,268 Earnout Acquiror RSUs if the Closing were to occur on the date hereof.

1.2	Each reference to “Earnout Acquiror Options” in the Merger Agreement is hereby amended by replacing each such reference with a reference to “Earnout Acquiror RSUs”.

1.3	Section 3.04(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

At the Effective Time, pursuant to the terms of the Company Option Plans and as set forth on the Spreadsheet (as updated, to the extent necessary, pursuant to Section 3.11), each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time and held by an individual that, at such time, provides services to the Company or any of its Subsidiaries shall, without any action on the part of the holder thereof, be canceled and automatically converted into (i) the right to receive an amount of cash equal to the Closing Per Option Cash Consideration in respect of such Company Option, (ii) a Base Acquiror Option, with respect to the number of shares of Acquiror Common Stock and with the exercise price set forth on the Spreadsheet (as updated, to the extent necessary, pursuant to Section 3.11) and otherwise on the same terms and conditions as were applicable to such Company Option, and (iii) Earnout Acquiror RSUs, with respect to the number of shares of Acquiror Common Stock set forth on the Spreadsheet (as updated, to the extent necessary, pursuant to Section 3.11), on the terms described in Section 3.04(e); provided that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to each Base Acquiror Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder. Additionally, the adjustments to the Company Options as described in this section are intended to comply with Section 424 of the Code, to the extent applicable. The Base Acquiror Options that are not Time-Vesting Options (as defined below) shall be fully vested. Notwithstanding anything in this Agreement to the contrary, the Base Acquiror Options denoted as “Time-Vesting” on the Spreadsheet (the “Time-Vesting Options”) shall be unvested as of the Effective Time and shall vest in equal annual installments on the first four anniversaries of the Closing Date, subject to the continued employment of the holder thereof through the applicable anniversary; provided that the Time-Vesting Options shall accelerate in full upon a Change in Control (as defined in the 2017 Stock Option Plan of the Company), subject to the continued employment of the holder thereof through such a Change in Control event.

1.4	Section 3.04(d) of the Merger Agreement is hereby amended and restated in its entirety as follows:

At the Effective Time, by virtue of the Merger and without any need of any further corporate action, Acquiror shall assume the Company Stock Plans, with the result that the Acquiror may issue or deliver shares of Acquiror Common Stock after the Effective Time pursuant to the exercise of the Base Acquiror Options and the delivery of Earnout Acquiror RSUs under the Company Stock Plans or any other plan of Acquiror or any of its affiliates.

1.5	Section 3.04(e) of the Merger Agreement is hereby amended and restated in its entirety as follows:

With respect to the Earnout Acquiror RSUs, (i) fifty percent (50%) of the Earnout Acquiror RSUs shall vest if, at any time prior to the Forfeiture Date, the threshold set forth in Section 3.10(a) is met, and (ii) the remaining fifty percent (50%) of the Earnout Acquiror RSUs shall vest if, at any time prior to the Forfeiture Date, the threshold set forth in Section 3.10(b) is met, in each case, subject to Section 3.10(c), Section 3.10(d) and Section 3.10(h), mutatis mutandis; provided that the Earnout Acquiror RSUs shall become immediately vested upon an Acceleration Event. Any Earnout Acquiror RSUs that remain outstanding and unvested on the Forfeiture Date shall be forfeited on the Forfeiture Date. The shares of Acquiror Common Stock underlying any Earnout Acquiror RSUs that vest shall be settled and provided to the holders thereof within thirty (30) days following such vesting.

Section 2. Effect of Amendment. This Amendment shall not constitute, or be construed to constitute, an amendment or waiver of any provision of the Merger Agreement not expressly amended and/or waived herein.

Section 3. Full Force and Effect; Conflicts; Severability. Other than as expressly modified pursuant to this Amendment, all of the terms, conditions and other provisions of the Merger Agreement shall continue to be in full force and effect in accordance with their respective terms. No reference to this Amendment need be made in any instrument or document making reference to the Merger Agreement and any reference to the Merger Agreement in any such instrument or document shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall apply and be effective only with respect to the provisions of the Merger Agreement specifically referred to herein. The invalidity or unenforceability of any provision of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment.

Section 4. Miscellaneous. The provisions of Article IX (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACQUIROR:

ACAMAR PARTNERS ACQUISITION CORP.

By:	/s/ Luis Ignacio Solorzano Aizpuru
Name: Luis Ignacio Solorzano Aizpuru
Title: Chief Executive Officer

MERGER SUB:

ACAMAR PARTNERS SUB, INC.

By:	/s/ Luis Ignacio Solorzano Aizpuru
Name: Luis Ignacio Solorzano Aizpuru
Title: Chief Executive Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Merger

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

CARLOTZ, INC.

By:	/s/ Michael W. Bor
Name: Michael W. Bor
Title: Chief Executive Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Merger